Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Advanced Medical Optics, Inc.:

We consent to the use of our report dated February 20, 2003, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows of Advanced Medical Optics, Inc. and subsidiaries for the year ended December 31, 2002, and the related financial statement schedule for the year ended December 31, 2002, incorporated herein by reference. Our report refers to a change in the method of accounting for goodwill and intangibles in 2002.

/s/ KPMG LLP

Costa Mesa, California

May 25, 2005